                                                                    EXHIBIT 99.1


Paula Horii
908-953-6633
phorii@avaya.com



AVAYA BOARD NAMES DONALD K. PETERSON CHAIRMAN
PATRICIA F. RUSSO WILL RESIGN AS NON-EXECUTIVE CHAIRMAN

FOR IMMEDIATE RELEASE: MONDAY, JANUARY 7, 2002

      BASKING RIDGE, N.J. - Avaya Inc. (NYSE:AV), a global leader in corporate communications networking solutions and services, today said its board of directors has elected Donald K. Peterson, 52, chairman and chief executive officer, effective as of January 15. Formerly Peterson was vice chairman, chief executive officer and president.

      Patricia F. Russo, 49, who has been named president and CEO of Lucent Technologies, will resign as an Avaya board member and as Avaya's non-executive chairman, also effective as of January 15.

      "Pat Russo is an extraordinary businesswoman whose leadership over the past year has been valuable to Avaya," Peterson said. "On behalf of the board of directors and all the people of Avaya, we thank Pat for her service to Avaya and wish her all the best in her new role as Lucent's chief executive."

      Peterson, who became president and CEO of Avaya two years ago, has more than 25 years of experience in the communications industry. He is a former executive vice president and chief financial officer of Lucent and has served as Nortel's chief financial officer and president of Nortel Communications Systems, Inc.

      He is a graduate of Worcester Polytechnic Institute and holds an MBA from Dartmouth College. He is a member of the Board of Trustees of WPI and on the board of directors of Reynolds & Reynolds Co.

                                       2.

ABOUT AVAYA

      Avaya, headquartered in Basking Ridge, N.J., is a leading global provider of communications solutions and services that help businesses, government agencies and other institutions -- including more than 90 percent of the Fortune 500 -- excel in the customer economy. Avaya offers Customer Relationship Management Solutions, Unified Communication Solutions, Hosted Solutions, MultiService Networking Infrastructure, and Converged Voice and Data Networks -- including the company's no-compromise Enterprise-Class IP Solutions (ECLIPS) -- all supported by Avaya Services and Avaya Labs. Avaya is the worldwide leader in unified messaging, messaging systems, call centers and structured cabling systems. It is the U.S. leader in voice communications systems. Avaya is an official sponsor for the 2002 FIFA World Cup, the 2003 Women's World Cup and the 2006 FIFA World Cup championships. For more information about Avaya, visit its Web site at http://www.avaya.com.

                                       ###